Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8) pertaining to the RBC Bearings Incorporated 2005 Long-Term Equity Incentive Plan, the RBC Bearings Incorporated Amended and Restated 2001 Stock Option Plan, the RBC Bearings Incorporated 1998 Stock Option Plan, and the June 23, 1997 RBC Bearings Incorporated Warrant Agreements of our report dated June 10, 2005, except for Note 21 as to which the date is June 13, 2005 and Note 22 as to which the date is August 2, 2005, with respect to the consolidated financial statements and schedule of RBC Bearings Incorporated for the year ended April 2, 2005, included in the Company’s Registration Statement on Form S-1 (Registration No. 333-124824) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Conneticut
March 10, 2006